Exhibit 99.1

GOLDEN MINERALS ANNOUNCES PENDING CFO RETIREMENT

GOLDEN, CO - /BUSINESS WIRE/ - August 23, 2021 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American and TSX: AUMN) today announced the pending retirement of the Company’s Chief Financial Officer, Robert Vogels, planned to occur around the end of 2021. The Company has begun the process of searching for Mr. Vogels’ successor.

Warren Rehn, President and Chief Executive Officer of the Company, commented, “We wish Bob all the best on his pending retirement from a distinguished nearly 40-year mining industry career as a finance and accounting professional, including 12 years with Golden Minerals. We are confident we will find a worthy successor for Bob who can continue to support the Company’s finance and accounting functions as we continue to advance our operations and projects.”

About Golden Minerals

Golden Minerals is a growing gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060